Exhibit 4.1

AMENDMENT NO. 1 TO CREDIT AGREEMENT

AMENDMENT NO. 1 TO CREDIT AGREEMENT, dated as of April 9, 2020 (this “Agreement”), by and among LIBBEY INC., a Delaware corporation (“Holdings”), LIBBEY GLASS INC., a Delaware corporation (the “Borrower”), each of the other Loan Parties (as defined in the Credit Agreement referred to below) and the Lenders (as defined below) party hereto. Unless otherwise indicated, all capitalized terms used herein but not otherwise defined shall have the respective meanings provided to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, Holdings, the Borrower, each lender from time to time party thereto (the “Lenders”), Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and the other agents party thereto have entered into that certain Senior Secured Credit Agreement, dated as of April 9, 2014 (as amended, restated, amended and restated, modified or supplemented from time to time, the “Credit Agreement”);

WHEREAS, Section 2.05(b)(i) of the Credit Agreement requires the Borrower to prepay the Loans from Excess Cash Flow for each fiscal year of the Borrower in the amount set forth in Section 2.05(b)(i) of the Credit Agreement within ten (10) Business Days after the financial statements for such fiscal year have been delivered pursuant to Section 6.01(i) of the Credit Agreement and the Compliance Certificate related to such financial statements has been delivered pursuant to Section 6.02(i) of the Credit Agreement (the “ECF Prepayment Deadline”); and

WHEREAS, pursuant to Section 10.01(iii) of the Credit Agreement, the Borrower has requested that the Lenders consent to modify the ECF Prepayment Deadline for the fiscal year ended December 31, 2019 to be the 2019 ECF Prepayment Extension Date (as defined below), and the Lenders party hereto (constituting the Required Lenders) are willing to so consent to such amendment on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.      Amendment to Credit Agreement. Effective as of the Effective Date (as defined below), the Credit Agreement is hereby amended as follows:

(a)     Section 1.01 of the Credit Agreement is hereby amended by adding the following defined terms in their appropriate alphabetical order:

“2019 ECF Prepayment Extension Date” means the earliest to occur of the following:

(i)     the occurrence of any Default or Event of Default;

(ii)     the failure of the Borrower to have delivered to Ankura as soon as available and in any event within 3 Business Days after the end of each week, (A) the Loan Parties’ cash flow forecast for the forthcoming thirteen week period (including assumptions that are reasonably satisfactory to Ankura), together with (x) a comparison of the actual cash flow results for the most recently completed week to the projected cash flow for such week as set forth in the most recent cash flow forecast furnished to Ankura that contained projected cash flows for such completed week and (y) a written explanation of any material variance in the actual cash flow results for the most recently completed week to the projected cash flow for such week as set forth in the most recent cash flow forecast furnished to Ankura that contained projected cash flows for such completed week and (B) a written explanation of any substantive changes in the cash flow projected in the newly delivered forecast from the cash flow projected in the immediately preceding forecast, in the case of each of clauses (A) and (B), in form, detail and substance reasonably satisfactory to Ankura (it being agreed that, if any of the deliverables provided under this clause (ii) are deficient in any manner or otherwise fail to satisfy any of the requirements set forth herein, the Borrower shall have two Business Days after receiving written notice thereof from a Lender Advisor to cure such deficiency or failure) and which, in the case of the items described in clauses (A) and (B) that are delivered on and after April 15, 2020, shall be prepared by the Borrower in consultation with its financial advisors;

(iii)     the failure of the Borrower to have delivered to Ankura (A) as soon as available and in any event no later than April 15, 2020, a forecasted consolidated and consolidating (based on geographic region) income statement of the Borrower and its Subsidiaries for each fiscal month of the Borrower ending on or prior to December 31, 2020, together with an explanation of the assumptions on which such forecasted income statements are based, all in form and substance reasonably satisfactory to Ankura and (B) as soon as available and in any event no later than April 17, 2020, a business plan and financial forecast of the Borrower and its Subsidiaries for each fiscal month of the Borrower ending on or prior to December 31, 2020, including a forecasted consolidated and consolidating (based on geographic region) balance sheet and forecasted consolidated and consolidating (based on geographic region) statements of cash flows of the Borrower and its Subsidiaries for each such fiscal month and regional and channel detail reasonably acceptable to Ankura for each such fiscal month, together with an explanation of the assumptions on which such forecasts are based, all in form and substance reasonably satisfactory to Ankura (it being agreed that, if any of the deliverables provided under this clause (iii) are deficient in any manner or otherwise fail to satisfy any of the requirements set forth herein, the Borrower shall have two Business Days after receiving written notice thereof from a Lender Advisor to cure such deficiency or failure);

(iv)     the failure of the Borrower to have (A) hosted a conference call with the Lender Group at a time mutually agreeable to the Borrower and the Lender Group (but in any event, no later than April 10, 2020) in which (x) management of the Borrower will discuss its views on whether any transaction that was proposed to the Borrower prior to the conference call and that would combine the Borrower with one or more potential third parties should be pursued including, without limitation, an analysis of the benefits and drawbacks of such a transaction as compared to a stand-alone plan of reorganization of the Loan Parties and (y) Lazard will discuss potential consolidation opportunities, if any, for the Borrower within the industry in which the Borrower operates or (B) disclosed to Ankura promptly (and in any event within three (3) Business Days after receipt thereof), for professional eyes only in accordance with the confidentiality agreement between the Borrower and Ankura, the details (or if written materials have been provided to the Borrower or any its Subsidiaries, copies of such written materials) in respect of any potential acquisition, merger, consolidation or similar transaction proposed to or received by the Borrower from or on behalf of any potential acquirer or other potential party to such a transaction since January 1, 2020;

(v)     the failure of the Loan Parties to have Liquidity at any time of at least $20,000,000;

(vi)     the failure of the Borrower to have delivered to Ankura (A) as soon as available and in any event within 3 Business Days after the end of each week, an officer’s certificate reporting Liquidity as of the last day of such week and (B) if requested by Ankura, promptly (and in any event within 2 Business Days after such request), daily Qualified Cash balances and other evidence in reasonable detail supporting the calculation of Liquidity;

(vii)     upon advance written request of the Lender Advisors, the failure of the Borrower, at its own expense, to facilitate and hold calls between the Lender Advisors, on the one hand, and members of the Borrower’s executive management team and their advisors, on the other hand, not less than once every week, which calls may also be attended by any Lenders party to the First Amendment who are not Public Lenders;

(viii)     the failure of the Borrower to have (A) provided to the Lender Advisors as soon as reasonably practicable (but in any event no later than April 22, 2020), an analysis of the tax consequences that would result if each Loan Party were to grant to the Collateral Agent, for the benefit of the Senior Credit Parties, a security interest in all of the Equity Interests owned by such Loan Party (to the extent not already constituting Collateral), including without limitation, all Equity Interests owned by such Loan Party in a Foreign Subsidiary that is not currently Collateral (all such Equity Interests being referred to herein as the “Unencumbered Foreign Equity”), (B) caused each Loan Party, on or prior to the date that is two (2) Business Days after the date the analysis referred to in the immediately preceding clause (A) is provided to the Lender Advisors (or, if earlier, April 24, 2020), to (in consideration of the extension of the ECF Prepayment Deadline granted by the Required Lenders in the First Amendment) pledge, collaterally assign and grant to the Collateral Agent, for the benefit of the Senior Credit Parties, a security interest in all of its right, title and interest in, to and under all Unencumbered Foreign Equity, pursuant to documentation that is in form and substance reasonably satisfactory to the Lender Advisors, unless the Borrower reasonably determines in good faith and in consultation with its legal advisors and the Lender Advisors, that such pledge, collateral assignment and security interest grant will have materially adverse tax consequences to the Loan Parties and (C) caused each Loan Party to, substantially contemporaneously with the security interest (if any) granted to the Collateral Agent in the Unencumbered Foreign Equity pursuant to the immediately preceding clause (B), grant a Lien to the ABL Administrative Agent on the same Unencumbered Foreign Equity to secure the ABL Obligations in accordance with the Intercreditor Agreement, pursuant to documentation that is in form and substance reasonably satisfactory to the Lender Advisors;

(ix)     the failure of the Loan Parties or their Subsidiaries to (i) cooperate fully with the Lender Advisors and provide the Lender Advisors during normal business hours with reasonable access to their facilities, books and records, employees and consultants and any information reasonably requested by the Lender Advisors in connection with such Lender Advisors’ representation of the Lender Group, (ii) promptly comply with any reasonable request by the Lender Advisors to provide information with respect to their assets and property or (iii) take all steps in furtherance of the pledge and perfection of any Liens granted or required to be granted in favor of the Collateral Agent for the benefit of the Senior Credit Parties pursuant to the Loan Documents, as reasonably requested by the Administrative Agent or any Lender Advisor;

(x)     the Borrower or any of its Subsidiaries (A) creates or incurs any Indebtedness after the First Amendment Effective Date, except (i) as expressly permitted under clauses (b)(1), (b)(2) (but, in the case of such clause (b)(2), solely to the extent such Indebtedness is incurred under the ABL Facility and to the extent, immediately after giving effect to the incurrence thereof, the aggregate amount of Indebtedness outstanding under the ABL Facility (including, without limitation, undrawn letters of credit) does not exceed the greater of $100 million and the Borrowing Base (as defined in the ABL Facility)), (b)(3) (but, in the case of subclause (x) of such clause (b)(3), solely to the extent such guarantee is in respect of Indebtedness incurred by a Loan Party), (b)(4) (but, in the case of such clause (b)(4), solely to the extent the only obligors and obligees on such Indebtedness are Loan Parties), (b)(8) or (b)(11) of Section 7.03 and (ii) (1) Indebtedness incurred by Crisa Libbey Mexico S. de R.L. de C.V. under the working capital line of credit between Crisa Libbey Mexico S. de R.L. de C.V. and Banco Santander Mexico dated as of June 17, 2019 so long as, immediately after giving effect to the incurrence thereof, the aggregate amount of Indebtedness outstanding under the working capital line of credit does not exceed $3,000,000 and (2) any refinancings of the working capital line of credit referred to in the immediately preceding clause (1) that does not result in an increase in the aggregate outstanding principal amount thereof; provided, that in the case of clauses (1) and (2), there is no guarantee or credit support for such Indebtedness provided by any Loan Party, (B) creates or incurs any Liens after the First Amendment Effective Date, except as expressly permitted under clauses (1) (but, in the case of such clause (1), solely to the extent securing Indebtedness that is incurred under the ABL Facility, the aggregate amount of Indebtedness secured thereby under the ABL Facility (including, without limitation, undrawn letters of credit) does not exceed the greater of $100 million and the Borrowing Base (as defined in the ABL Facility) and such Liens are subject to the Intercreditor Agreement), (2), (3), (4), (5), (6), (9), (11) or (12) of the definition of Permitted Liens, (C) purchases, makes, owns or otherwise acquires any investments or loans (including, without limitation, any loans, investments, purchases of assets or any other payments or transfers made by a Loan Party to a Subsidiary of the Borrower that is not a Loan Party) after the First Amendment Effective Date, except (x) as expressly permitted under clauses (3), (4), (5), (7), (14), (17) (but, in the case of such clause (17), solely to the extent such guarantee is in respect of obligations incurred by a Loan Party) or (18) of the definition of Permitted Investments, (y) investments or loans made solely between Loan Parties, and investments or loans made solely between Subsidiaries of the Borrower that are not Loan Parties and (z) payments made by a Loan Party to a Foreign Subsidiary for goods or services provided by such Foreign Subsidiary to such Loan Party so long as any such transactions between such Foreign Subsidiary and such Loan Party are entered into in the ordinary course of business consistent with past practice on a cost plus basis subject to periodic true-up (but, in any event, on pricing terms that are not greater than those in existence on the First Amendment Effective Date); provided, that on and after the First Amendment Effective Date, no transfer pricing true-up payments are made by a Loan Party to a Foreign Subsidiary other than up to $4,900,000 of transfer pricing true-up payments paid to Crisa Libbey Mexico S. de R.L. de C.V., (D) makes any dividends or other distributions, except as expressly permitted under clauses (a)(I)(B) and (b)(9) of Section 7.06 of the Credit Agreement, or (E) sells, transfers or otherwise disposes of any assets to a Person that is not a Loan Party, other than investments permitted under clause (C) above and dispositions of assets in the ordinary course of business consistent with past practice;

(xi)     the Borrower or any of its Subsidiaries makes, enters into or implements any amendment, waiver, supplement or other modification to any employment agreement or employee compensation plan, in each case to increase the benefits thereunder and solely to the extent such agreement or compensation plan relates to any director, officer or other management personnel of any Loan Party or Subsidiary, or the payment of any amount contemplated by such agreements or plans before the date on which such amount becomes due and payable pursuant to the terms of such agreements or plans, as applicable, or the payment of any bonus, incentive, retention, severance, change of control or termination payments pursuant to the terms of such agreements or plans, as applicable, or the entry into any new employment agreement or employee compensation plan with any such director, officer or other management personnel of any Loan Party or Subsidiary, in each case other than in the ordinary course of business;

(xii) the failure of the Borrower to have delivered to Ankura as soon as available, and in any event within 3 Business Days after the end of each week, a weekly sales flash report that includes sales detail by channel and geography, in form and substance reasonably acceptable to Ankura (it being agreed that, if any weekly sales flash provided under this clause (xii) is deficient in any manner or otherwise fail to satisfy any of the requirements set forth herein, the Borrower shall have two Business Days after receiving written notice thereof from a Lender Advisor to cure such deficiency or failure); and

(xiii)     April 30, 2020.

“Ankura” means Ankura Consulting Group, LLC.

“First Amendment” means Amendment No. 1 to the Credit Agreement, dated as of April 9, 2020, among the Loan Parties and the Lenders party thereto.

“First Amendment Effective Date” means the Effective Date (as defined in the First Amendment).

“Lender Advisors” means Arnold & Porter Kaye Scholer LLP and Ankura, as advisors to the Lender Group.

“Lender Group” means the ad hoc group of Lenders represented by Arnold & Porter Kaye Scholer LLP.

“Liquidity” means, at any time, the sum of (i) the balance of all Qualified Cash at such time and (ii) Availability (as defined in the ABL Facility) at such time.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted (other than restrictions imposed pursuant to the Loan Documents) cash and Cash Equivalents of the Borrower and the other Loan Parties that is in a deposit account or in a securities account, or any combination thereof, and which deposit account and securities account and all cash and Cash Equivalents therein are (i) subject to a second priority security interest in favor of the Administrative Agent and (ii) located within the United States.

(b)     Section 2.05(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Within ten (10) Business Days after financial statements have been delivered pursuant to Section 6.01(i) (commencing with the fiscal year ending December 31, 2015) and the related Compliance Certificate has been delivered pursuant to Section 6.02(i) (or, in the case of the fiscal year ending December 31, 2019, on the 2019 ECF Prepayment Extension Date), the Borrower shall cause to be offered to be prepaid in accordance with clause (ix) below, an aggregate principal amount of Loans in an amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for the fiscal year covered by such financial statements minus (B) the sum of (1) all voluntary prepayments of Loans made during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due (including the purchase price of Loans prepaid pursuant to Section 2.05(a)(v) during such time) and (2) all voluntary prepayments of loans under the ABL Facility during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due to the extent the commitments under the ABL Facility are permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (1) and (2), to the extent such prepayments are funded with the internally generated cash (or, in the case of clause (1) above, borrowings under the ABL Facility).”

SECTION 2.      Condition of Effectiveness. This Agreement shall become effective as of the first date on which each of the following conditions is satisfied (such date being referred to as the “Effective Date”):

(a)     The Lender Advisors and the Borrower shall have received executed counterparts (which may include a facsimile or other electronic transmission) to this Agreement from each of the Loan Parties and Lenders constituting the Required Lenders.

(b)     The representations and warranties of each Loan Party contained in Section 3 hereof shall be true and correct in all material respects.

(c)     The Loan Parties shall have paid all reasonable fees, costs and expenses of the Lender Group, including (i) the reasonable fees and expenses of Arnold & Porter Kaye Scholer and (ii) all accrued and unpaid fees of Ankura, in each case invoiced at least one Business Day prior to the Effective Date.

(d)     The Administrative Agent shall have received, for the ratable account of each Lender that has executed and delivered a signature page to this Agreement on or prior to the Effective Date, an amendment fee (the “First Amendment Fee”) in an amount equal to one percent (1.00%) of the aggregate outstanding principal amount of the Loans held by such Lender on the Effective Date (as of immediately prior to giving effect to this Agreement). The parties hereto acknowledge that, in lieu of cash payment, the Borrower shall pay the First Amendment Fee by capitalizing such fee and adding it to the aggregate principal amount of the Loans held by the Lenders party hereto.

SECTION 3.      Representations and Warranties. Each Loan Party hereby represents and warrants to the Administrative Agent and the Lenders as follows (which representations and warranties are continuing and shall survive the execution and delivery hereof):

(a)     the execution, delivery and performance of this Agreement by each of the Loan Parties has been duly authorized by all necessary corporate or other organizational action, and do not (i) contravene the terms of the organizational documents of such Loan Party; (ii) conflict with or result in any breach or contravention of, or require any payment to be made under (1) any material contractual obligation to which such Loan Party is a party or affecting such Loan Party or its properties or (2) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; (iii) violate any law to which such Loan Party or its property is subject; or (iv) result in the creation of any Lien on any property of such Loan Party;

(b)     no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such Loan Party of this Agreement, other than those obtained prior to the Effective Date or being obtained in connection herewith;

(c)     no Default or Event of Default has occurred and is continuing; and

(d)     there has been no change since the Closing Date (i) in any Loan Party’s legal name or (ii) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any of its offices or facilities at which Collateral owned by it is located (including the establishment of any such new office or facility), in each instance other than changes which have previously been disclosed in writing to the Administrative Agent.

SECTION 4.      Reaffirmation. Each Loan Party hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents represent the valid, enforceable and collectible obligations of the Loan Parties, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Each Loan Party hereby agrees that this Agreement in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by each Loan Party in all respects. This Agreement shall not constitute a novation of the Credit Agreement or any other Loan Document

SECTION 5.      Release.

(a)     In consideration of the agreements of the Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower and each other Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges the Agents and the Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (each Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees”), of and from all demands, actions, causes of action, suits, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any such Loan Party or any of their respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever in relation to, or in any way in connection with any of the Credit Agreement or any of the other Loan Documents or transactions thereunder or related thereto which arises at any time on or prior to the day and date of this Agreement.

(b)     The Borrower and each other Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)     The Borrower and each other Loan Party agrees that no fact, event, circumstance, evidence or transaction existing or arising on or prior to the date hereof which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

SECTION 6.      Reference to and Effect on the Credit Agreement and the other Loan Documents.

(a)     On and after the Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended by this Agreement.

(b)     The Credit Agreement and each of the other Loan Documents, as specifically amended by this Agreement, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c)     The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents. On and after the Effective Date, this Agreement shall for all purposes constitute a Loan Document.

SECTION 7.      Costs and Expenses. Each of Holdings and the Borrower hereby agree to pay and reimburse the Lender Group for all reasonable costs and expenses incurred on or prior to the date hereof reasonably promptly after the invoicing thereof.

SECTION 8.      Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or electronic transmission of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 9.      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflicts of laws principles thereof, but including Section 5-1401 of the New York General Obligations Law.

SECTION 10.      Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE AGREEMENT OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 11.      Headings. Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

SECTION 12.      Notice of 2019 ECF Prepayment Extension Date. The Borrower hereby agrees that, if any of the events specified in clauses (i) through (xii) of the definition of 2019 ECF Prepayment Extension Date occurs prior to April 30, 2020, it shall promptly notify the Administrative Agent in writing of the occurrence thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LIBBEY INC.

By:	/s/ Michael P. Bauer
Name:	Michael P. Bauer
Title:	Chief Executive Officer

LIBBEY GLASS INC.

By:	/s/ Michael P. Bauer
Name:	Michael P. Bauer
Title:	Chief Executive Officer

SYRACUSE CHINA COMPANY

By:	/s/ Michael P. Bauer
Name:	Michael P. Bauer
Title:	Chief Executive Officer

WORLD TABLEWARE INC.

By:	/s/ Michael P. Bauer
Name:	Michael P. Bauer
Title:	Chief Executive Officer

LGA4 CORP.

By:	/s/ Michael P. Bauer
Name:	Michael P. Bauer
Title:	Chief Executive Officer

LGA3 CORP.

By:	/s/ Michael P. Bauer
Name:	Michael P. Bauer
Title:	Chief Executive Officer

THE DRUMMOND GLASS COMPANY

By:	/s/ Michael P. Bauer
Name:	Michael P. Bauer
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1]

LGC CORP

By:	/s/ Michael P. Bauer
Name:	Michael P. Bauer
Title:	Chief Executive Officer

LIBBEY.COM LLC

By:	/s/ Michael P. Bauer
Name:	Michael P. Bauer
Title:	Chief Executive Officer

LGFS INC.

By:	/s/ Michael P. Bauer
Name:	Michael P. Bauer
Title:	Chief Executive Officer

LGAC LLC

By:	/s/ Michael P. Bauer
Name:	Michael P. Bauer
Title:	Chief Executive Officer

LGAU CORP.

By:	/s/ Michael P. Bauer
Name:	Michael P. Bauer
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1]

[ ● ], as a Lender

By:
Name:
Title:

[Signature Page to Amendment No. 1]